Exhibit 10.45(a)

EXECUTION VERSION

AMENDED & RESTATED FUNDING AGREEMENT

By and Among

ADVANCED MICRO DEVICES, INC.,

ADVANCED TECHNOLOGY INVESTMENT COMPANY, LLC

and

GLOBALFOUNDRIES INC.

Dated as of December 27, 2010

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Interpretation and Rules of Construction	1

ARTICLE II

PROCEDURES PRIOR TO EACH FUNDING NOTICE

SECTION 2.01. Approval of Annual Business Plan.	3
SECTION 2.02. Cash Reserve	4

ARTICLE III

FUNDING PROCEDURES

SECTION 3.01. Funding Notices	4
SECTION 3.02. Purchase and Sale of Securities	6
SECTION 3.03. Closing Deliveries by FoundryCo	7
SECTION 3.04. Closing Deliveries by the Shareholders	7

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FOUNDRYCO AT EACH FUNDING

SECTION 4.01. Organization, Authority and Qualification of FoundryCo	8
SECTION 4.02. Authorization of the Class A Preferred Shares	8
SECTION 4.03. [Intentionally Omitted]	8
SECTION 4.04. Authorization; Enforceability	8
SECTION 4.05. Absence of Further Requirements	8
SECTION 4.06. No Conflicts	9

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FUNDING SHAREHOLDERS

SECTION 5.01. Organization	9
SECTION 5.02. Authorization; Enforceability	9
SECTION 5.03. Absence of Further Requirements	9
SECTION 5.04. No Conflicts	10
SECTION 5.05. Investment Representations	10

APPENDIX A	–	DEFINED TERMS
APPENDIX B	–	ANNUAL BUSINESS PLAN FOR FISCAL YEAR ENDED DECEMBER 26, 2009
APPENDIX C	–	FIVE-YEAR CAPITAL PLAN

APPENDIX D	–	FORM OF FIRST FUNDING NOTICE
APPENDIX E	–	FORM OF SECOND FUNDING NOTICE
APPENDIX F	–	STATEMENT OF PRINCIPLES OF CALCULATION OF NET TANGIBLE ASSETS
APPENDIX G	–	[INTENTIONALLY OMITTED]
APPENDIX H	–	SUPPLEMENTAL CONDITIONS TO OYSTER FUNDING

This AMENDED AND RESTATED FUNDING AGREEMENT (this “Funding Agreement” and as referred to herein, this “Agreement”), dated as of December 27, 2010, is entered into by and among Advanced Micro Devices, Inc., a Delaware corporation (“Discovery”), Advanced Technology Investment Company LLC, a limited liability company established under the laws of the Emirate of Abu Dhabi and wholly-owned by the Government of Abu Dhabi (“Oyster”) (each of Discovery and Oyster being a “Shareholder” and together the “Shareholders”) and GLOBALFOUNDRIES INC., an exempted company incorporated under the laws of the Cayman Islands (“FoundryCo”). Discovery, Oyster and FoundryCo are sometimes referred to herein as the “Parties,” and each individually as a “Party.”

RECITALS

WHEREAS, the Parties are parties to the Funding Agreement, dated as of March 2, 2009 (the “Original Agreement”);

WHEREAS, from March 2, 2009 until November 17, 2010, pursuant to Sections 3.01(b) and 3.02(b) of the Original Funding Agreement, on each Funding Date, FoundryCo issued Class A Preferred Shares and Class B Preferred Shares at a purchase price calculated by multiplying the per share Net Tangible Assets of FoundryCo by 0.90;

WHEREAS, from November 10, 2010, until the date hereof (the “Interim Period”), pursuant to the terms of a letter agreement, dated November 24, 2010, on each Funding Date that occurred during the Interim Period, FoundryCo issued only Class A Preferred Shares, at a purchase price calculated by multiplying the per share Net Tangible Assets of FoundryCo by 1.10;

WHEREAS, the Parties desire to amend the Original Agreement in order to make certain changes thereto; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree that the Original Agreement is, as of and at the date first written above, amended and restated in its entirety to read as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings referred to or ascribed to such terms in Appendix A.

SECTION 1.02. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section or Appendix, such reference is to an Article or Section of, or an Appendix to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) any certificate delivered pursuant to this Agreement shall be deemed a representation and warranty contained in this Agreement as to the matters covered thereby;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(i) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws and any rules or regulations promulgated thereunder;

(j) any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days;

(k) references to a Person are also to its successors and permitted assigns;

(l) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(m) the phrase “the date hereof” or “as of the date of this Agreement” shall be deemed to refer to March 2, 2009.

ARTICLE II

PROCEDURES PRIOR TO EACH FUNDING NOTICE

SECTION 2.01. Approval of Annual Business Plan.

(a) On or prior to mid-November of each year (which date shall be prior to the end of the seventh fiscal week of the fourth fiscal quarter of such year of FoundryCo), or the next succeeding Business Day if such date is not a Business Day, the Management Team shall prepare and present to the Board for its approval a proposed Annual Business Plan for the subsequent Fiscal Year. The Annual Business Plan for the Fiscal Year ending on December 26, 2009 (the “First Annual Business Plan”) is attached hereto as Appendix B. Each proposed Annual Business Plan shall address, among other things, each of the line items set forth in the First Annual Business Plan.

(b) In connection with the preparation of each proposed Annual Business Plan, the Management Team shall retain such advisors and take such actions as will enable it to estimate whether and to what extent third-party debt financing (“Debt Financing”) would then be available to FoundryCo, with the aim that such Debt Financing would be at least sufficient to meet the projected Debt Funding Level for such Fiscal Year as set forth in the Five-Year Capital Plan. Each proposed Annual Business Plan shall include either a proposed commitment letter for such Debt Financing or a summary of indicative terms from at least two financial institutions (or, if in the good faith determination of the Management Team, no reputable and established financial institutions would provide such Debt Financing on commercially reasonable terms, a statement to such effect). Each of Discovery and Oyster shall use its commercially reasonable efforts to assist FoundryCo in obtaining any Debt Financing, and either Shareholder shall have the option, but not the obligation, to provide guarantees or other similar means of financial support in connection with any Debt Financing.

(c) Such proposed Annual Business Plan shall specifically include an estimate, by fiscal quarter, of sources and uses of funds for FoundryCo for such subsequent Fiscal Year, at all times after giving effect to the cash reserve requirement in Section 2.02. After due consideration of such proposed Annual Business Plan, the Board shall vote on whether to approve (with such changes as the Board shall determine) such proposed Annual Business Plan in accordance with the approvals required by the Shareholders’ Agreement. If the Board approves such proposed Annual Business Plan in accordance with the approvals required by the Shareholders’ Agreement, such proposed Annual Business Plan shall immediately become effective as the Annual Business Plan for the subsequent Fiscal Year.

(d) If the Board has not approved such proposed Annual Business Plan on or prior to the earlier of (i) the first Business Day after November 29 and (ii) the last day of the ninth (9th) fiscal week of the fourth fiscal quarter of Foundry Co, then within three (3) Business Days thereafter FoundryCo shall deliver a notice that shall detail the specific items that are the subject of such non-approval to the chief executive officer of each Shareholder. During the period following receipt of such notice through December 23 of that Fiscal Year, the chief executive officers, acting on behalf of their respective Shareholder, shall seek in good faith and shall use their commercially reasonable efforts to hold at least three (3) additional meetings with the goal of approving the proposed Annual Business Plan (with such changes as the chief executive officers shall determine). If (i) the Board approves such proposed Annual Business Plan (with such changes as the chief executive officers, acting on behalf of their respective Shareholder, shall determine) in accordance with the approvals required by the Shareholders’ Agreement, or (ii) a Shareholder unilaterally approves such proposed Annual Business Plan (with such changes as such Shareholder shall determine) pursuant to the rights granted under Section 6.01(b) of the Shareholders’ Agreement, such proposed Annual Business Plan shall immediately become effective as the Annual Business Plan for such subsequent Fiscal Year.

(e) If the Shareholders, acting through their respective chief executive officers, have not approved such proposed Annual Business Plan on or prior to December 23rd of the Fiscal Year in which the proposed Annual Business Plan was submitted to the Board and the chief executive officers, a “Business Plan Deadlock” shall be deemed to have occurred and the Parties shall follow the deadlock resolution procedures set forth in Article VIII.

SECTION 2.02. Cash Reserve (a). The Parties agree that at all times during the term of this Agreement, the FoundryCo Group shall maintain Cash and Cash Equivalents in an amount equal to at least $500 million, provided, however, that this requirement shall no longer apply upon the earlier of (i) FoundryCo entering into a Transition Period in accordance with Article VIII hereunder and (ii) the end of Phase II.

ARTICLE III

FUNDING PROCEDURES

SECTION 3.01. Funding Notices.

(a) From time to time during the term of this Agreement, FoundryCo may provide a notice requesting equity funding (the “First Funding Notice”) to both Shareholders in substantially the form attached hereto as Appendix D. The First Funding Notice shall be provided at least thirty (30) days prior to the date of any contemplated equity funding hereunder (unless otherwise agreed in writing by the Shareholders) (each, a “Funding Date”).

(b) On any Funding Date on or after November 17, 2010, the Securities to be issued shall consist of Class A Preferred Shares.

(c) Subject to the satisfaction or waiver of the applicable conditions precedent set forth in Article VI, unless otherwise agreed by the Shareholders, the aggregate amount of equity funding to be provided by the Shareholders in any Fiscal Year pursuant to this Agreement shall be as follows:

(i)

during Phase I, such amount shall be equal to the Original Funding Level for such Fiscal Year as set forth in the Five-Year Capital Plan, provided, however, that such Original Funding Level shall be reduced to the extent any Debt Financing obtained by FoundryCo during such Fiscal Year exceeds the projected Debt Funding Level for such Fiscal Year, and provided further, that, subject to Section 3.01(c)(iv), to the extent such Debt Financing is less than any such projected Debt Funding Level, the Original Funding Level shall not be increased to make up any such difference;

(ii)	during Phase II, such amount shall be equal to the Original Funding Level for such Fiscal Year as set forth in the Five-Year Capital Plan, provided, however, that such amount may be reduced (A) to the Minimum Funding Level pursuant to Section 6.02(b), (B) to a level between the Original Funding Level and the Minimum Funding Level pursuant to Section 8.02(a) and (C) to the Minimum Funding Level pursuant to Section 8.04(c). Such amount shall also be reduced to the extent any Debt Financing obtained by FoundryCo during such Fiscal Year exceeds the projected Debt Funding Level for such Fiscal Year, provided, however, that, subject to Section 3.01(c)(iv), to the extent such Debt Financing is less than any such projected Debt Funding Level, such amount shall not be increased to make up any such difference. For the avoidance of doubt, if the Minimum Funding Level applies, then (x) the projected Debt Funding Level shall be reduced to the Minimum Debt Funding Level, and (y) if the level of Debt Financing is less than any such projected Minimum Debt Funding Level, the minimum level of equity funding shall be equal to the Minimum Funding Level;

(iii)	during Phase III, such amount shall be equal to the equity funding level set forth in the approved Annual Business Plan for such Fiscal Year, provided, however, that such amount may be reduced (A) to a level between the Phase III Alternate Funding Level and the Transition Funding Level pursuant to Section 8.03(a) and (B) to the Transition Funding Level pursuant to Section 8.04(c). Such amount shall also be reduced to the extent any Debt Financing obtained by FoundryCo during such Fiscal Year exceeds the projected Debt Funding Level for such Fiscal Year, provided, however, that to the extent such Debt Financing is less than any such projected Debt Funding Level, such amount shall not be increased to make up any such difference. For the avoidance of doubt, if the Transition Funding Level applies and such Debt Financing is less than any such projected Debt Funding Level, the minimum level of equity funding shall be equal to the Transition Funding Level; and

(iv)

notwithstanding anything to the contrary in Section 3.01(c)(i) or (ii), if (A) any equity funding has been reduced during Phase I or Phase II as a result of Debt Financing obtained during any Fiscal Year exceeding the projected Debt Funding Level for such Fiscal Year (the cumulative amount of such equity funding reduction being referred to as the “Rollover Amount”) and (B) during any subsequent Fiscal Year during Phase I or Phase II the amount of any Debt Financing is less than the projected Debt Funding Level for such Fiscal Year, then the amount of equity funding for such Fiscal Year or for any subsequent Fiscal Year during Phase I or Phase II may be increased up to the Rollover Amount, provided, however, that in no event shall the aggregate amount of equity funding to be provided by Oyster during Phase I and Phase II exceed the aggregate amount of equity funding for Phase I and Phase II as set forth in the Five-Year Capital Plan.

(d) Subject to the satisfaction or waiver of the applicable conditions precedent set forth in Article VI, Oyster shall be obligated to purchase its Pro Rata Portion of the Securities offered pursuant to any First Funding Notice. Discovery shall have the right, but not the obligation, to purchase its Pro Rata Portion of the Securities offered pursuant to any First Funding Notice. Within ten (10) days of receipt of a First Funding Notice, Discovery shall advise FoundryCo and Oyster, in writing, whether it elects to purchase any of the Securities offered. To the extent that Discovery elects not to purchase all of its Pro Rata Portion of any Securities offered pursuant to any First Funding Notice, Oyster shall be obligated, subject to the satisfaction or waiver of the applicable conditions precedent set forth in Article VI, to purchase all of such unpurchased Securities. Oyster may also elect at any time to purchase additional Securities in excess of those offered pursuant to any First Funding Notice.

(e) On or prior to the tenth (10th) day prior to a Funding Date, FoundryCo shall provide a notice (the “Second Funding Notice”) to each Shareholder in substantially the form attached hereto as Appendix E which shall detail each Shareholder’s allocable portion of the Securities offered.

SECTION 3.02. Purchase and Sale of Securities.

(a) Pursuant to the terms and subject to the conditions of this Agreement, on each Funding Date, FoundryCo shall issue to each purchasing Shareholder and such Shareholder shall purchase, accept and acquire from FoundryCo the allocated Securities as set forth in the Second Funding Notice for such Funding Date.

(b) On each Funding Date, the purchase price per Class A Preferred Share shall be determined by dividing (i) the Net Tangible Assets of the FoundryCo Group (derived from the most recent Fiscal Year-end audited consolidated balance sheet of FoundryCo that has been approved by the Board and calculated in accordance with the Statement of Principles set forth in Appendix F attached hereto) by (ii) the Number of Outstanding Preferred Shares (as of the date of the balance sheet referred to in clause (i) above), and multiplying such quotient by 1.10.

(c) In the event that FoundryCo submits a First Funding Notice to the Shareholders prior to the time that the audited financial statements of FoundryCo have been approved by the Board, FoundryCo may submit such funding request based on the Management Team’s determination of Net Tangible Assets as of the end of the preceding Fiscal Year, prepared from the management accounts of FoundryCo and calculated in accordance with the Statement of Principles set forth in Appendix F (an “Unaudited NTA”). Any such First Funding

Notice that relies on an Unaudited NTA shall be accompanied by a pro-forma balance sheet of FoundryCo that sets forth the basis of the Unaudited NTA calculation and the determination of the purchase price per Class A Preferred Share, calculated with reference to the Unaudited NTA (an “Unaudited Purchase Price”), together with a certification of the CFO as to FoundryCo’s compliance with the terms of this section. Once the Board has approved the audited consolidated balance sheet of FoundryCo, the CFO shall recalculate the Net Tangible Assets in accordance with the Statement of Principles set forth in Appendix F, and shall determine the purchase price per Class A Preferred Share (the “Audited Purchase Price”) with reference to such audited consolidated balance sheet and shall provide copies of such Net Tangible Assets calculation and related back-up to Oyster and Discovery. In the event that the Board approves the audited consolidated balance sheet of FoundryCo prior to the Funding Date with respect to which such First Funding Notice has been given, FoundryCo shall revise the First Funding Notice accordingly (and any Second Funding Notice, if applicable). In the event that the Board has not approved the audited consolidated balance sheet of FoundryCo prior to the applicable Funding Date, then FoundryCo shall issue and the Shareholder shall purchase such securities at the Unaudited Purchase Price. Following the determination of the Audited Purchase Price, if the Unaudited Purchase Price is different from the Audited Purchase Price, FoundryCo shall immediately repurchase at their original issue price any Class A Preferred Shares purchased at the Unaudited Purchase Price and shall immediately thereafter issue to the party who held such repurchased Class A Preferred Shares the number of Class A Preferred Shares as is determined by dividing the aggregate repurchase price of all such repurchased Class A Preferred Shares by the Audited Purchase Price, and shall apply the consideration to be paid for such repurchase to the subscription price for such new issue of Class A Preferred Shares.

SECTION 3.03. Closing Deliveries by FoundryCo. On each Funding Date, FoundryCo shall deliver or cause to be delivered to Oyster and Discovery, if applicable, or their respective designated custodians:

(a) if requested, physical certificates evidencing the number of Class A Preferred Shares to be purchased by such Shareholder on such Funding Date, rounded to the nearest whole share;

(b) an updated Register of Members reflecting the issuance of the Securities on such Funding Date;

(c) a certificate of the Estimated NTA, if applicable;

(d) a certificate, dated as of such Funding Date, executed by an authorized officer of FoundryCo certifying as to the matters set forth in Article IV, Section 6.01 and Section 6.02(a), 6.02(b) or 6.02(c), as applicable; and

(e) receipt(s) for the aggregate consideration paid by such Shareholder for the Securities issued to it on such Funding Date.

SECTION 3.04. Closing Deliveries by the Shareholders (a). On each Funding Date, to the extent a Shareholder is purchasing Securities, such Shareholder shall deliver to FoundryCo (i) a wire transfer of the aggregate consideration for the Securities to be issued to such Shareholder on such Funding Date, payable in United States dollars and in immediately available funds to the bank account designated by FoundryCo in the First Funding Notice, or (ii) if the Board so agrees in advance, the aggregate consideration for such Securities payable in Cash and Cash Equivalents acceptable to the Board.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FOUNDRYCO AT EACH FUNDING

FoundryCo hereby represents and warrants as of each Funding Date to each Shareholder who is issued Securities on such Funding Date as follows:

SECTION 4.01. Organization, Authority and Qualification of FoundryCo. FoundryCo is an exempted company limited by shares, duly formed, validly existing and in good standing under the Laws of the Cayman Islands. FoundryCo has all corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

SECTION 4.02. Authorization of the Class A Preferred Shares. The Class A Preferred Shares to be issued and purchased pursuant to this Agreement on any Funding Date have been duly authorized and, when issued and delivered in accordance with this Agreement on such Funding Date, shall be validly issued, fully paid and non-assessable and will be free of all preemptive or similar rights, except as set forth in the Memorandum and Articles of Association and Shareholders’ Agreement, and shall be entitled to the rights and be subject to the restrictions described in the Memorandum and Articles of Association. The Class B Ordinary Shares issuable upon conversion of the Class A Preferred Shares shall be entitled to the rights and be subject to the restrictions described in the Memorandum and Articles of Association and will be duly authorized, validly issued, fully paid and non-assessable, free of all preemptive or similar rights, except as set forth in the Memorandum and Articles of Association and Shareholders’ Agreement.

SECTION 4.03. [Intentionally Omitted].

SECTION 4.04. Authorization; Enforceability. The execution and delivery of this Agreement by FoundryCo, the performance by FoundryCo of its obligations hereunder and the consummation by FoundryCo of the transactions contemplated hereby have been duly authorized by all requisite action on the part of FoundryCo. This Agreement has been duly executed and delivered by FoundryCo, and this Agreement constitutes a valid and binding obligation of FoundryCo, enforceable against FoundryCo in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

SECTION 4.05. Absence of Further Requirements. The execution and delivery of this Agreement by FoundryCo, the performance by FoundryCo of its obligations hereunder and the consummation by FoundryCo of the transactions contemplated hereby do not and will not require any Authorizations and do not and will not require any Consents, except such as have been previously obtained and will be in full force and effect as of such Funding Date.

SECTION 4.06. No Conflicts. The execution and delivery by FoundryCo of this Agreement, the compliance by FoundryCo with all the provisions hereof, the performance by FoundryCo of all of its obligations hereunder and the consummation of the transactions contemplated hereby will not: (i) conflict with or constitute a breach of any of the terms or provisions of, or a default under, the constituent documents of FoundryCo or any of its Subsidiaries, any Material FoundryCo Contract or any other indenture, loan agreement, mortgage, lease or other agreement or instrument that is material to FoundryCo and its Subsidiaries, taken as a whole, to which FoundryCo or any of its Subsidiaries is a party or by which FoundryCo or any of its Subsidiaries or their respective property is bound; (ii) materially violate or conflict with any Law applicable to FoundryCo, any of its Subsidiaries or their respective property; (iii) result in the imposition or creation of (or the obligation to create or impose) any material Encumbrance on the assets, properties or business of FoundryCo under any agreement or instrument to which FoundryCo or any of its Subsidiaries is a party or by which FoundryCo or any of its Subsidiaries or their respective property is bound; or (iv) result in the suspension, termination or revocation of any material Consent or Authorization of FoundryCo or any of its Subsidiaries or any other impairment of the rights of the holder of any such material Consent or Authorization.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FUNDING SHAREHOLDERS

Each of Oyster and Discovery, if applicable, severally and not jointly, hereby represents and warrants as of each Funding Date to FoundryCo as follows:

SECTION 5.01. Organization. Such Shareholder has been duly organized, validly existing and is in good standing under the laws of the jurisdiction of its organization and has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

SECTION 5.02. Authorization; Enforceability. The execution and delivery of this Agreement by such Shareholder, the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby have been duly authorized by all requisite action. This Agreement has been duly executed and delivered by such Shareholder and this Agreement constitutes a valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity, and by applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

SECTION 5.03. Absence of Further Requirements. To the knowledge of such Shareholder, the execution and delivery of this Agreement by such Shareholder, the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby do not and will not require any Authorization and do not and will not require any Consents, except such as have been previously obtained and will be in full force and effect as of such Funding Date.

SECTION 5.04. No Conflicts. The execution and delivery by such Shareholder of this Agreement, the compliance by such Shareholder with all the provisions hereof, the performance by such Shareholder of all of its obligations hereunder, and the consummation of the transactions contemplated hereby will not: (i) conflict with or constitute a breach of any of the terms or provisions of the organizational documents of such Shareholder; or (ii) materially violate or conflict with any Law applicable to such Shareholder.

SECTION 5.05. Investment Representations.

(a) Such Shareholder acknowledges and understands that (i) the Securities have not been and will not be registered under the Securities Act or under any state securities Laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) such exemption depends in part upon, and such Securities are being sold in reliance on, the representations and warranties set forth in this Agreement, (iii) such Shareholder may have to bear the economic risk of its investment in the Securities for an indefinite period of time because the Securities must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities Laws or unless an exemption from such registration is available, and (iv) a restrictive legend evidencing these restrictions shall be placed on all certificates evidencing the Securities.

(b) Such Shareholder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, a sophisticated investor and, by virtue of its business or financial experience, is capable of evaluating the merits and risks of the investment in the Securities. Such Shareholder has been provided an opportunity to ask questions of and receive answers from representatives of FoundryCo concerning the terms and conditions of this Agreement and the purchase of the Securities contemplated hereby.

(c) Such Shareholder is acquiring the Securities for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof that would be prohibited by Law.

ARTICLE VI

CONDITIONS PRECEDENT TO OYSTER FUNDING

SECTION 6.01. Conditions Precedent To Oyster Funding on Each Funding Date. The obligation of Oyster to purchase any Securities on any Funding Date as contemplated by this Agreement shall be subject to the satisfaction or waiver, on or prior to the applicable Funding Date, of each of the following conditions precedent:

(a) Deliverables. (i) FoundryCo shall have delivered to Oyster the closing deliverables set forth in Section 3.03.

(b) Representations and Warranties; Covenants.

(i)	the representations and warranties of FoundryCo set forth in this Agreement shall be true and correct in all material respects on and as of such Funding Date; and

(ii)	the covenants and agreements set forth in this Agreement to be complied with by FoundryCo on or before the applicable Funding Date shall have been complied with in all material respects.

(c) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or are reasonably likely to have, (i) a FoundryCo Material Adverse Effect or (ii) a Discovery Material Adverse Effect that could reasonably be expected to materially and adversely affect Discovery’s performance of its obligations under the Wafer Supply Agreement, including a sustained material decrease in Discovery’s MPU forecasts, or Discovery’s MPU purchase orders under the Wafer Supply Agreement being materially below its MPU forecasts thereunder on a sustained basis.

(d) No Material Default Under Transaction Documents. As of such Funding Date, there shall be no material breach or default by FoundryCo or Discovery under the terms or provisions of any Transaction Document.

SECTION 6.02. Supplemental Conditions to Oyster Funding.

(a) In addition to the conditions precedent set forth in Section 6.01, the obligation of Oyster to purchase any Securities offered on any Funding Date during Phase I shall be subject to the satisfaction or waiver of the supplemental conditions set forth in paragraph 1 under Legal Conditions on Appendix H on or prior to such Funding Date.

(b) In addition to the conditions precedent set forth in Section 6.01, the obligation of Oyster to purchase any Securities offered on any Funding Date during Phase II shall be subject to the satisfaction or waiver of each of the supplemental conditions set forth under Legal Conditions, Financial Conditions and Strategic Conditions on Appendix H on or prior to such Funding Date, except for any other date otherwise specified therein, provided, however, that if any of the Financial Conditions or Strategic Conditions on Appendix H has not been satisfied or waived on or prior to such Funding Date, then Oyster’s funding obligation may, at Oyster’s option, be reduced to the Minimum Funding Level until such date, if any, when Oyster receives evidence to its reasonable satisfaction that such condition has been satisfied. For the avoidance of doubt, with respect to any Abu Dhabi-related Strategic Condition set forth on Appendix H, such condition shall be deemed satisfied if FoundryCo shall have performed in all material respects all obligations in its reasonable control, regardless of whether or not such Strategic Condition or milestone shall have in fact been achieved.

(c) In addition to the conditions precedent set forth in Section 6.01, the obligation of Oyster to purchase any Securities offered on any Funding Date during Phase III shall be subject to approval of the Annual Business Plan for the applicable Fiscal Year in accordance with this Agreement and the Shareholders’ Agreement and the satisfaction or waiver of the supplemental conditions set forth in paragraph 1 under Legal Conditions on Appendix H on or prior to such Funding Date.

ARTICLE VII

OTHER AGREEMENTS

SECTION 7.01. Agreement Regarding Conditions Precedent. Oyster and Discovery agree to use their commercially reasonable efforts to cause each of its designees to the Board to refrain from taking any action that would prevent, restrict or limit FoundryCo’s ability to satisfy each of the applicable conditions precedent set forth in Article VI.

SECTION 7.02. Force Majeure Event. The Parties agree that in the event of a Force Majeure Event that has directly caused the failure to satisfy any Abu Dhabi-related Strategic Condition set forth in Appendix H, then the target date for such Strategic Condition shall be automatically extended until such condition has been satisfied, at which time each Shareholder’s respective obligations under Article III shall automatically resume.

SECTION 7.03. Confidentiality. The Parties agree that any information relating to FoundryCo, the other Shareholder, or any of their respective Subsidiaries that is proprietary to FoundryCo, the other Shareholder or any of their respective Subsidiaries, as applicable, or otherwise not available to the general public, received in connection with this Agreement shall be treated as “Confidential Information” in accordance with Section 5.04 of the Shareholders’ Agreement.

ARTICLE VIII

BUSINESS PLAN DEADLOCK RESOLUTION

SECTION 8.01. Business Plan Deadlock Resolution During Phase I. In the event of a Business Plan Deadlock as a result of not being able to approve the Annual Business Plan for the Fiscal Year ending in 2010, Oyster shall be obligated to, and Discovery may if it elects to, continue to fund at the Original Funding Level through the end of Phase I, subject to the satisfaction or waiver of the conditions set forth in Section 6.01 and Section 6.02(a). If at the end of such Fiscal Year, the Annual Business Plan for the Fiscal Year ending in 2011 is approved in accordance with this Agreement and the Shareholders’ Agreement, then funding shall be at the Original Funding Level, subject to the satisfaction or waiver of the conditions set forth in Section 6.01 and Section 6.02(b). If at the end of such Fiscal Year, the Annual Business Plan for the Fiscal Year ending in 2011 is not so approved, then the provisions of Section 8.02 below shall apply.

SECTION 8.02. Business Plan Deadlock Resolution During Phase II.

(a) In the event of a Business Plan Deadlock with respect to any Fiscal Year of Phase II, Oyster shall continue to provide funding in an amount at least equal to the Minimum Funding Level and up to the Original Funding Level, subject to satisfaction or waiver of the conditions set forth in Section 6.01 and Section 6.02(b), until either (i) approval of the Annual Business Plan, in which case Oyster’s funding commitment shall revert to the Original Funding Level, subject to satisfaction or waiver of the conditions set forth in Section 6.01 and Section 6.02(b), or (ii) Oyster notifies FoundryCo that it has elected to have FoundryCo enter into the Transition Period, in which case Section 8.04 will become effective immediately upon such notice.

(b) In the event Oyster does not elect to have FoundryCo enter into the Transition Period pursuant to Section 8.02(a)(ii), Oyster shall, within five (5) Business Days of the end of each fiscal quarter, provide FoundryCo with notice of the amount of funding Oyster is committing to fund for the following fiscal quarter, FoundryCo shall include such amount in any First Funding Notice delivered with respect to such following fiscal quarter, and the funding procedures set forth in Article III shall otherwise continue to apply.

SECTION 8.03. Business Plan Deadlock Resolution During Phase III.

(a) In the event of a Business Plan Deadlock with respect to any Fiscal Year of Phase III, Oyster shall continue to provide funding in an amount at least equal to the Transition Funding Level and up to the Phase III Alternate Funding Level, subject to satisfaction or waiver of the conditions set forth in Section 6.01 and Section 6.02(c) (other than the approval of the Annual Business Plan), until either (i) approval of the Annual Business Plan, in which case Oyster’s funding commitment shall revert to the level set forth in such approved Annual Business Plan, subject to satisfaction or waiver of the conditions set forth in Section 6.01 and Section 6.02(c), or (ii) Oyster notifies FoundryCo that it has elected to have FoundryCo enter into the Transition Period, in which case Section 8.04 will become effective immediately upon such notice.

(b) In the event Oyster does not elect to have FoundryCo enter into the Transition Period pursuant to Section 8.03(a)(ii), Oyster shall, within five (5) Business Days of the end of each fiscal quarter, provide FoundryCo with notice of the amount of funding Oyster is committing to fund for the following fiscal quarter, FoundryCo shall include such amount in any First Funding Notice delivered with respect to such following fiscal quarter, and the funding procedures set forth in Article III shall otherwise continue to apply.

SECTION 8.04. Transition Period. If Oyster elects to have FoundryCo enter into the Transition Period pursuant to Section 8.02 or Section 8.03, then the Parties agree that such Transition Period shall be governed by the following:

(a) Prior to any request for equity funding from the Shareholders, the Management Team shall have first complied with the obligation regarding Debt Financing set forth in Section 2.01(b).

(b) The funding procedures set forth in Article III shall continue to apply.

(c) Oyster shall only be obligated to provide funding through the Transition Period at the Minimum Funding Level in the case of a Transition Period during Phase II and at the Transition Funding Level in the case of a Transition Period during Phase III, in each case subject to the satisfaction or waiver of the conditions set forth in Section 6.01 and the supplemental conditions set forth in paragraph 1 under Legal Conditions on Appendix H on or prior to any Funding Date.

(d) The Shareholders shall jointly pursue, in good faith, transition options during the Transition Period, including without limitation, winding-down, selling or liquidating FoundryCo.

(e) Upon termination of the Transition Period, Oyster shall have the option to purchase in cash, in accordance with Section 3.11 of the Shareholders’ Agreement, any or all Securities (valued at their Fair Market Value) held by Discovery and its Permitted Transferees at a price equal to their Fair Market Value.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Termination(a). This Agreement shall terminate upon the earlier of (i) a written agreement to that effect, signed by all Parties hereto then possessing any rights hereunder, and (ii) the termination of the Transition Period. If this Agreement is terminated pursuant to this Section 9.01 (Termination), all rights and obligations of the Parties hereunder (except for Section 7.03 (Confidentiality), this Section 9.01, Section 9.02 (Notices), Section 9.10 (Governing Law; Arbitration), Section 9.13 (Expenses) and Appendix A (Defined Terms)) shall terminate.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be given or made in accordance with Section 14.01 of the Master Transaction Agreement.

SECTION 9.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 9.04. Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

SECTION 9.05. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of each Party hereto (which consent may be granted or withheld in the sole discretion of such Party) and any such assignment or attempted assignment without such consent shall be void, provided, however, that Oyster may assign all of its rights and obligations under this Agreement without any consent to any Permitted Transferee.

SECTION 9.06. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each Party hereto or (b) by a waiver in accordance with Section 9.07.

SECTION 9.07. Waiver. Any Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties of other Parties contained herein or in any document delivered by other Parties pursuant hereto or (c) waive compliance with any of the agreements of other Parties or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.08. Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of any Party, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 9.09. Further Assurances. Each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated pursuant to this Agreement.

SECTION 9.10. Governing Law; Arbitration.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State, without regard to principles of the conflict of laws.

(b) Any dispute arising out of, or in connection with this Agreement or any transactions contemplated hereby, including any question regarding the existence, validity, interpretation, breach or termination of this Agreement (a “Dispute”), shall be referred, upon written notice (a “Dispute Notice”) given by one Party to the other(s), to a senior executive from each Party. The senior executives shall seek to resolve the Dispute on an amicable basis within thirty (30) days of the Dispute Notice being received.

(c) Any Dispute not resolved within thirty (30) days of the Dispute Notice being received shall be referred to, and shall be finally and exclusively resolved by, arbitration under the Rules of the London Court of International Arbitration (the “LCIA Rules”) then in effect, as amended by this Section 9.10, which LCIA Rules are deemed to be incorporated by reference into this Section 9.10. The seat, or legal place, of the arbitration shall be London,

England. The language of the arbitration shall be English. The number of arbitrators shall be three. Each Party shall nominate one arbitrator and the two arbitrators nominated by the Parties shall, within thirty (30) days of the appointment of the second arbitrator, agree upon and nominate a third arbitrator who shall act as Chairman of the Tribunal (as such terms are defined in the LCIA Rules). If no agreement is reached within thirty (30) days, the LCIA Court (as such term is defined in the LCIA Rules) shall appoint a third arbitrator to act as Chairman of the Tribunal. The Chairman of the arbitration panel should not be a citizen or a resident of the country of an arbitrator nominated by, or appointed on behalf of, a Party nor should the Chairman be a citizen or a resident of the United States of America or the United Arab Emirates. It is hereby expressly agreed that if there is more than one claimant party or more than one respondent party, the claimant parties shall together nominate one arbitrator and the respondent parties shall together nominate one arbitrator. In the event that a sole claimant or the claimant parties, on the one side, or a sole respondent or the respondent parties, on the other side, fails to nominate its/their arbitrator, such arbitrator shall be appointed by the LCIA Court. Any award issued by the arbitrators shall be final and binding upon the Parties, and, subject to this Section 9.10(c) and to Section 9.10(d), may be entered and enforced in any court of competent jurisdiction by any of the Parties. In the event any Party subject to such final and binding award desires to have it confirmed by a final order of a court, the only court which may do so shall be a court of competent jurisdiction located in London, England; provided however, that nothing in this sentence shall prejudice or prevent a Party from enforcing the arbitrators’ final and binding award in any court of competent jurisdiction. The Parties hereto acknowledge and agree that any breach of the terms of this Agreement could give rise to irreparable harm for which money damages would not be an adequate remedy. Accordingly, the Parties agree that, prior to the formation of the Tribunal, the Parties have the right to apply exclusively to any court of competent jurisdiction or other judicial authority located in London, England for interim or conservatory measures, including, without limitation, to compel arbitration (an “Interim Relief Proceeding”). Furthermore, the Parties agree that, after the formation of the Tribunal, the arbitrators shall have the sole and exclusive power to grant temporary, preliminary and permanent relief, including injunctive relief and specific performance, and any then pending Interim Relief Proceeding shall be discontinued without prejudice to the rights of any of the parties thereto. Unless otherwise ordered by the arbitrators pursuant to the terms hereof, the arbitrators’ expenses shall be shared equally by the Parties. In furtherance of the foregoing, each of the Parties hereto irrevocably submits to: (i) the exclusive jurisdiction of the courts of England located in London, England in relation to any Interim Relief Proceeding and; (ii) the non-exclusive jurisdiction of the courts of England located in London, England with respect to the enforcement of any arbitral award rendered in accordance with this Section 9.10; and, with respect to any such suit, action or proceeding, waives any objection that it may have to the courts of England located in London, England on the grounds of inconvenient forum. For the avoidance of doubt, where an arbitral tribunal is appointed under this Agreement, the whole of its award shall be deemed for the purposes of the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 to be contemplated by this Agreement (and judgment on any such award may be entered in accordance with the provisions set forth in this Section 9.10).

(d) Oyster hereby irrevocably waives to the fullest extent permitted by applicable Law whatever defense it may have of sovereign immunity against suit or enforcement, for itself and its property (presently owned or subsequently acquired, and whether related to this

Agreement or not), in: (i) any arbitration proceedings commenced and held in London, England in accordance with Section 9.10(c); (ii) any Interim Relief Proceeding commenced and held in a court of competent jurisdiction in London, England, in accordance with Section 9.10(c); (iii) any proceedings in a court of competent jurisdiction located in London, England to confirm an award rendered by the arbitrators in accordance with this Section 9.10; and (iv) any proceedings in a court of competent jurisdiction to enforce an award, and Oyster agrees that it will not raise, claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.

(e) The Parties hereto agree that the process by which any arbitral or other proceedings in London, England are begun may be served on them by being delivered to Law Debenture Corporate Services Limited or their registered offices for the time being and by giving notice in accordance with Section 9.02. If Law Debenture Corporate Services Limited is not or ceases to be effectively appointed to accept service of process in England on any Party’s behalf, such Party shall immediately appoint a further person in England to accept service of process on its behalf. If within fifteen (15) days of notice from a Party requiring another Party to appoint a person in England to accept service of process on its behalf the other Party fails to do so, the Party shall be entitled to appoint such a person by written notice to the other Party. Nothing in this paragraph shall affect the right of the Parties to serve process in any other manner permitted by Law.

SECTION 9.11. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 9.12. No Presumption Against Drafting Party. Each Party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that each of the Parties hereto has been represented by counsel in connection with the negotiation and execution of this Agreement and the other Transaction Documents. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

SECTION 9.13. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

SECTION 9.14. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ADVANCED MICRO DEVICES, INC.

By:	/s/ Devinder Kumar
Name:
Title:

ADVANCED TECHNOLOGY INVESTMENT COMPANY LLC

By:	/s/ Ibrahim Ajami
Name: Ibrahim Ajami
Title: Chief Executive Officer

GLOBALFOUNDRIES INC.

By:	/s/ D.A. Grose
Name: D.A. Grose
Title: CEO

APPENDIX A

Certain Defined Terms. For purposes of this Agreement:

“Additional Shares” has the meaning set forth in the Shareholders’ Agreement.

“Affiliate” has the meaning set forth in the Shareholders’ Agreement.

“Agreement” or “this Agreement” means this Funding Agreement between the Parties hereto (including the Appendixes hereto) and all amendments hereto made in accordance with the provisions hereof.

“Annual Business Plan” means the then current annual business plan and budget of FoundryCo that has been approved by the Board in accordance with this Agreement and the Shareholders’ Agreement.

“Authorization” has the meaning set forth in the Master Transaction Agreement.

“Board” means the Board of Directors of FoundryCo, as specified in the Memorandum and Articles of Association.

“Business Day” means any day that is not a Friday, a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York or in Abu Dhabi.

“Cash and Cash Equivalents” means (i) cash on hand and any credit balance in United States dollars, Euros or any other currency on any current savings or deposit account with any bank that is repayable on demand or upon and not more than ninety (90) days’ notice; (ii) securities denominated in United States dollars, Euros or any other currency that are not convertible into any other form of security and are rated or issued by any Person rated Aa2 or better by Moody’s or AA or better by Standard & Poor’s; (iii) securities denominated in United States dollars, Euros or any other currency that are not convertible into any other form of security and are rated at least P-1 by Moody’s or A-1 by Standard & Poor’s; (iv) certificates of deposit denominated in United States dollars, Euros or any other currency issued by, and acceptances so denominated by, banking institutions authorized under applicable legislation which at the time of making such issue or acceptances, have outstanding debt securities rated as provided in clause (iii) above, and (v) such other securities (if any) as are approved as such in writing by each of Discovery and Oyster which, in each case, have no more than twelve (12) months to final maturity.

“Class A Convertible Note” means a promissory note of FoundryCo, convertible into Class A Preferred Shares that was issued pursuant to the Original Agreement or the Master Transaction Agreement.

“Class A Preferred Shares” means the Class A preferred shares of FoundryCo, with the rights, preferences and privileges set forth in the Memorandum and Articles of Association.

“Class B Convertible Note” means a promissory note of FoundryCo, convertible into Class B Preferred Shares, that was issued pursuant to the Original Agreement or the Master Transaction Agreement.

“Class B Ordinary Shares” means the Class B ordinary shares of FoundryCo, with rights, preferences and privileges set forth in the Memorandum and Articles of Association.

“Class B Preferred Shares” means the Class B preferred shares of FoundryCo, with the rights, preferences and privileges set forth in the Memorandum and Articles of Association.

“Closing” has the meaning set forth in the Master Transaction Agreement.

“Closing Date” means the date of the Closing, as further described in Section 2.03 of the Master Transaction Agreement.

“Consent” has the meaning set forth in the Master Transaction Agreement.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Convertible Notes” means the Class A Convertible Notes and the Class B Convertible Notes.

“Cumulative Gross Margin” has the meaning set forth in Appendix H attached hereto.

“Cumulative Revenue” has the meaning set forth in Appendix H attached hereto.

“Debt Funding Level” is the estimated level of gross third-party debt funding for any Fiscal Year, based on the Original Funding Level scenario, as set forth in the Five-Year Capital Plan.

“Discovery Material Adverse Effect” has the meaning set forth in the Master Transaction Agreement.

“Dresden Subsidies” means subsidies in the amount and form approved as of the Closing Date, and as set forth in the Five-Year Capital Plan, in the form of a loan guarantee and cash subsidies provided, or to be provided, by the Federal Republic of Germany and/or the State of Saxony relating to Fab 30, Fab 36 and Fab 38 and not any other fabs in Dresden.

“Encumbrance” has the meaning set forth in the Master Transaction Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fair Market Value” has the meaning set forth in the Shareholders’ Agreement.

“Fiscal Year” means the fiscal year of FoundryCo.

“Five-Year Capital Plan” means the initial five-year capital plan of FoundryCo attached hereto as Appendix C that includes (i) initial five-year projections of FoundryCo’s estimated capital expenditures and revenues, (ii) the amounts of the Dresden Subsidies and New York Subsidies available over such five-year period, (iii) the Original Funding Level and Minimum Funding Level over such five-year period, and (iv) the projected Debt Funding Level and Minimum Debt Funding Level over such five-year period, as amended, modified or revised by the Board in accordance with the Shareholders’ Agreement.

“Force Majeure Event” means any event or circumstance beyond the reasonable control of any Party (other than general industry, business or economic conditions or competitive factors adversely affecting Discovery or FoundryCo) that could not have been avoided by due diligence and use of reasonable efforts by the affected Party, including war (declared or not), hostilities, blockade, revolution, insurrection, riot, fire, flood, earthquake, storm or similar acts of God, change of Law and acts of Governmental Authorities.

“FoundryCo Group” has the meaning set forth in the Master Transaction Agreement.

“FoundryCo Material Adverse Effect” has the meaning set forth in the Master Transaction Agreement.

“GAAP” has the meaning set forth in the Shareholders’ Agreement.

“Governmental Authority” has the meaning set forth in the Master Transaction Agreement.

“Intel Patent Cross License Agreement” has the meaning set forth in the Master Transaction Agreement.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, decree, regulation, rule, code, order, requirement or rule of law (including common law).

“Management Team” shall mean the chief executive officer and chief financial officer and such other officers of FoundryCo as may be designated as such by the Board.

“Master Transaction Agreement” means the Master Transaction Agreement by and among Discovery, Oyster and the other parties thereto, dated as of October 6, 2008, as amended.

“Material FoundryCo Contract” means those contracts set forth in Section 4.13(a) of the Disclosure Schedule of the Master Transaction Agreement, as updated by FoundryCo on each Funding Date.

“Memorandum and Articles of Association” means the Memorandum and Articles of Association of FoundryCo filed with the Registrar of Companies in the Cayman Islands.

“Minimum Debt Funding Level” is the estimated level of gross third-party debt funding for any Fiscal Year, based on the Minimum Funding Level scenario, as set forth in the Five-Year Capital Plan.

“Minimum Funding Level” is the level of equity funding as set forth in the Five-Year Capital Plan for any Fiscal Year during Phase II, which is intended to be sufficient to both (i) continue to meet Discovery’s volume requirements as set forth in the Wafer Supply Agreement, and (ii) continue to build out both Fab 38 in Dresden and Fab 4x in New York to the capacities required to ensure continued availability of one hundred percent (100%) of the Dresden Subsidies and one hundred percent (100%) of the New York Subsidies, provided, however, that the cumulative amount of such equity funding shall not exceed $3.582 billion.

“New York Subsidies” means subsidies in the amount and form approved as of the Closing Date and, as set forth in the Five-Year Capital Plan, in the form of grants, incentives and other benefits provided, or to be provided, by the Empire State Development Corporation, the State of New York and the County of Saratoga relating only to building Fab 4x and not any other fabs in New York.

“Number of Outstanding Preferred Shares” means, as of any determination date, the aggregate number of outstanding Class A Preferred Shares and Class B Preferred Shares, assuming conversion of all outstanding Class A Convertible Notes into Class A Preferred Shares and the conversion of all outstanding Class B Convertible Notes into Class B Preferred Shares, each in accordance with the terms set forth therein.

“Original Funding Level” is the level of original equity funding (excluding any Debt Funding Level) as set forth in the Five-Year Capital Plan for any Fiscal Year through Phase II without giving effect to any Minimum Funding Level or Transition Funding Level, provided, however, that the cumulative amount of such equity funding shall not exceed $5.847 billion.

“Oyster/FoundryCo Cash Consideration” has the meaning set forth in the Master Transaction Agreement.

“Permitted Transferee” has the meaning set forth in the Shareholders’ Agreement.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Phase I” means the period commencing on the date hereof and ending on the last day of the Fiscal Year ending in 2010.

“Phase II” means the period commencing on the first day of the Fiscal Year ending in 2011 and ending on the last day of the Fiscal Year ending in 2013.

“Phase III” means the period commencing the first day of the Fiscal Year ending in 2014 and ending on the date this Agreement is terminated pursuant to the provisions hereof.

“Phase III Alternate Funding Level” is the level of equity funding for any Fiscal Year during Phase III, which shall be sufficient to meet Discovery’s MPU volume requirements for such Fiscal Year as set forth in the Wafer Supply Agreement, and shall include additional funding up to, at Oyster’s election: (i) the level of funding as set forth in the most recently approved Annual Business Plan, or (ii) a level of funding sufficient to continue to build out the next fabs after Fab 4x, as determined by Oyster in its sole discretion.

“Pro Rata Portion” means, as of any determination date, the aggregate number of Securities owned as of such date by a Shareholder and its Permitted Transferees divided by the aggregate number of Securities owned as of such date by both Shareholders and their Permitted Transferees, calculated on an as-converted into Class B Ordinary Shares basis, but excluding (i) any Class B Ordinary Shares or Securities, or securities convertible or exchangeable into or exercisable for any Class B Ordinary Shares or Securities, held by any Person other than a Shareholder and its Permitted Transferees; (ii) the Additional Shares with respect to the Class B Preferred Shares and (iii) any accrued and unpaid interest on the Convertible Notes.

“Remaining Discovery Subsidiaries” has the meaning set forth in the Master Transaction Agreement.

“Securities” means the Class A Preferred Shares issued by FoundryCo pursuant to the terms of this Agreement and any securities into which such Securities may be converted, exchanged or exercised.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shareholders’ Agreement” means the Shareholders’ Agreement among Oyster, Discovery and FoundryCo, dated as of the date hereof, as may be amended from time to time.

“Subsidiary” or “Subsidiaries”, with respect to any Person, means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person, directly or indirectly or in which such Person directly or indirectly has at least 50% of the voting power to elect the board of directors or other governing body of such entity, provided, however, that solely for purposes of this Agreement neither FoundryCo nor any member of the FoundryCo Group shall be deemed to be a Subsidiary of Discovery following the Closing. The foregoing proviso shall be applicable only to this Agreement and shall not be applicable to, and shall have no relevance with respect to, any other agreement, arrangement, understanding, contract, license or mortgage to which any of Oyster, Discovery or FoundryCo, or any of their respective Affiliates, is or may become a party or the interpretation thereof, unless such proviso is included therein.

“Transaction Documents” has the meaning set forth in the Master Transaction Agreement.

“Transition Funding Level” is the level of equity funding during the Transition Period, which shall be sufficient to meet Discovery’s MPU volume requirements for such period, such requirements to be based on binding MPU forecasts for such period delivered and agreed to in accordance with the Wafer Supply Agreement.

“Transition Period” means a period beginning on the date of notice of Oyster’s election to have FoundryCo enter into the Transition Period pursuant to Section 8.02(a)(ii) or Section 8.03(a)(ii), as applicable, and ending on the later of (i) twelve (12) months after such date and (ii) the last day of the Fiscal Year ending in 2013.

“Wafer Supply Agreement” has the meaning set forth in the Master Transaction Agreement.

Table of Additional Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Agreement”	Preamble
“Business Plan Deadlock”	2.01(e)
“Debt Financing”	2.01(b)
“Discovery”	Preamble
“Dispute”	9.10(b)
“Dispute Notice”	9.10(b)
“Estimated NTA”	3.02(c)
“First Annual Business Plan”	2.01(a)
“First Funding Notice”	3.01(a)
“FoundryCo”	Preamble
“Funding Date”	3.01(a)
“Interim Relief Proceeding”	9.10(c)
“LCIA Rules”	9.10(c)
“Original Agreement”	Recitals
“Oyster”	Preamble
“Party”	Preamble
“Rollover Amount”	3.01(c)(iv)
“Rules”	9.10(c)
“Second Funding Notice”	3.01(e)
“Shareholder”	Preamble